Exhibit 95.1

Mine Safety Disclosures Required by the Dodd-Frank Wall Street Reform and Consumer Protection Act

Idaho Power is the parent company of Idaho Energy Resources Co. (IERCo), a joint venturer in Bridger Coal Company (BCC), which mines coal at the Bridger Coal Mine and processing facility (Mine) near Rock Springs, Wyoming. IERCo owns a one-third interest in BCC. The Mine is comprised of the Bridger surface and underground operations. Day-to-day operation and management of coal mining and processing operations at the Mine are conducted through IERCo's joint venture partner. Operation of the Mine is regulated by the Mine Safety and Health Administration (MSHA) under the Federal Mine Safety and Health Act of 1977 (Mine Safety Act). MSHA inspects the Mine on a regular basis and may issue citations, notices, orders, or any combination thereof, when it believes a violation has occurred under the Mine Safety Act. Monetary penalties are assessed by MSHA for citations. The severity and assessment of penalties may be reduced or, in some cases, dismissed through the contest and appeal process. Amounts are reported regardless of whether BCC has challenged or appealed the matter.

The table below summarizes the number of citations, notices, and orders issued, and penalties assessed, by MSHA for the Mine under the indicated provisions of the Mine Safety Act, and other data for the Mine, during the three-month period ended March 31, 2015. Legal actions pending before the Federal Mine Safety and Health Review Commission (FMSHRC) are as of March 31, 2015. Due to timing and other factors, the data may not agree with the mine data retrieval system maintained by MSHA at www.msha.gov.

	Three-month period ended March 31, 2015
	(unaudited)
	Surface Mine (MSHA ID No. 4800677)	Underground Mine (MSHA ID No. 4801646)
Mine Safety Act Citations and Orders:
Section 104(a) Significant & Substantial Citations (1)	—	4
Section 104(b) Orders (2)	—	—
Section 104(d) Citations & Orders (3)	1*	—
Section 107(a) Imminent Danger Orders (4)	—	—

Total Value of Proposed MSHA Assessments (in thousands)	$—	$18
Legal Actions Pending (5)	5	8
Legal Actions Issued During Period	2	2
Legal Actions Closed During Period	—	5
Number of Fatalities	—	—
_______________
* The Section 104(d) citation was subsequently modified to a Section 104(a) citation that was not classified as significant and substantial.
 (1) For alleged violations of a mandatory mining safety standard or regulation where such violation contributed to a discrete safety hazard and there exists a reasonable likelihood that the hazard will result in an injury or illness and there is a reasonable likelihood that such injury will be of a reasonably serious nature.

(2) For alleged failure to totally abate the subject matter of a Mine Safety Act Section 104(a) citation within the period specified in the citation or as subsequently extended.
(3) For an alleged unwarrantable failure (i.e., aggravated conduct constituting more than ordinary negligence) to comply with a mining safety standard or regulation.
(4) The existence of any condition or practice in a coal or other mine that could reasonably be expected to cause death or serious physical harm if normal mining operations were permitted to proceed in the area before such condition or practice is eliminated.

(5) For the surface mine, three of the pending legal actions were categorized as contests of civil citations or orders under Subpart B of the FMSHRC Procedural Rules and two of the pending legal actions were categorized as contests of proposed civil penalties for a violation contained in a citation or order under Subpart C of the FMSHRC Procedural Rules.   For the underground mine, one of the pending legal actions was categorized as a contest of a citation or order under Subpart B of the FMSHRC Procedural Rules and seven of the pending legal actions were categorized as contests of proposed civil penalties for violations contained in a citation or order under Subpart C of the FMSHRC Procedural Rules.

For the three-month period ended March 31, 2015, the Mine did not receive written notice from MSHA of (i) a flagrant violation under Section 110(b)(2) of the Mine Safety Act; (ii) a pattern of violations of mandatory health or safety standards that are of such a nature as could have significantly and substantially contributed to the cause and effect of coal or other mine health or safety hazards under Section 104(e) of the Mine Safety Act; or (iii) the potential to have such a pattern.